Exhibit 3.4

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

STANDARD PREMIUM FINANCE HOLDINGS, INC.

(Document Number P16000041522)

* * *

Pursuant to the provisions of Section 507.1006 of the Florida Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation.

FIRST:        The name of the Corporation is Standard Premium Finance Holdings, Inc.

SECOND: Article 9 Initial Directors and Officers is hereby renamed Article 9 Board of Directors

THIRD: Article 9 Board of Directors is hereby amended to read as follows:

The Corporation shall have eleven (11) directors on its Board of Directors.

This amendment was duly adopted by the Board of Directors with shareholder approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of January 8, 2020.

STANDARD PREMIUM FINANCE HOLDINGS, INC.

By: __/s/ William Koppelmann______________

William Koppelmann, President